Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc., parent of

SuffolkFirst Bank, reports

12 cents per share after tax income

for the 1st quarter ended March 31, 2009

Contact:	Darrell G. Swanigan, President & CEO
First Bankshares, Inc. and SuffolkFirst Bank
Suffolk, VA
Telephone:	757-934-8200
E-mail:	dgs@suffolkfirstbanks.com

Suffolk, VA, April 28, 2009 [PRNewswire-First Call]/— Darrell G. Swanigan, President & CEO of First Bankshares, Inc. (SUFB), parent of SuffolkFirst Bank, headquartered in Suffolk, VA commented, “In the face of the most challenging economic cycle of modern day, we are pleased to report net income of $274,000 or 12 cents per share for the first quarter 2009 which represents an increase of 1 cent per share over March 31, 2008 net income of $260,000, and compared to the 4th quarter 2008 loss of $169,000, income increased $443,000 or 19 cents per share for the March 31, 2009 quarter. On March 31, 2008 the net interest margin was 2.75% compared to March 31, 2009 net interest margin of 2.76%, and the net interest margin for the 4th quarter ended December 31, 2008 was 2.99%.”

Management’s strategic focus since opening in January 2003 is to enhance shareholder value by managing growth within the parameters of a “well capitalized” bank. Therefore, we are pleased to report that on March 31, 2009 capital remained strong and Tier 2 capital to risk based assets stood at 15.25% compared to 14.91% on March 31, 2008 and 15.02% on December 31, 2008. According to regulatory capital guidelines and management’s opinion, First Bankshares and SuffolkFirst Bank are considered “well capitalized” with a risk based capital to risk based asset ratio above the minimum 10% regulatory guidelines.

Assets of $174,130,000 as of March 31, 2009 declined 2.90% compared to the same period end March 31, 2008. This modest decline is the result of a soft loan demand in the 1st quarter 2009, and in comparison to 1st quarter end March 31, 2009 vs. December 31, 2008, assets declined by 5.45% primarily for the same reason.

Net interest income for the quarter end March 31, 2009 compared to the same period March 2008 increased 14.90% or $153,000 as a result of a 17.87% decline in interest expense while interest income declined slightly by 4.16%. For the quarter comparison December 31, 2008 and March 31, 2009 net interest income declined by 8.03% or $103,000. Non interest income for quarter end March 2009 of $315,000 declined by 25% or $105,000 compared to the March 2008 quarter end. Non interest income for the March 2009 quarter included a pretax gain on the sale of securities of $217,000 compared to a pretax gain on securities in the first quarter 2008 of $265,000.

The impact of economic pressures within our market has influenced some business sectors of our local economy but not to the extent of other specific areas of the nation. While we are cautiously optimistic of an improving economy in 2009, we continue to monitor the adequacy of our loan loss reserve as it relates to stress characteristics within the portfolio and the effect this tense economic cycle has on the performance of the loan portfolio. Historically, over the past 6 years our loan portfolio has outperformed our piers as we have had insignificant loan losses. While recent performance trends in the loan portfolio reflect a moderate sign of stress due to the current economic environment, management is optimistic about the future performance of the loan portfolio and the future growth of the Bank as we execute our strategic plan to maintain a well capitalized bank to include an adequate Allowance for Loan Loss. Total non performing loans of $1,051,000 for the quarter end March 31, 2009 represent 0.92% of total outstanding loans and 66% of the Allowance for Loan Loss. The Allowance for Loan Loss stood at $1,594,000 and represents 1.40% of total loans at quarter end March 31, 2009 after a charge of $133,000 and a provision of $40,000 in the first quarter 2009 compared to .90% and 1.44% respectively as of March 31, 2008 and December 31, 2008. Non performing assets at quarter end March 31, 2009 include Other Real Estate Owned (OREO) of $650,000 which represents 0.37% of total assets and 41% of the Allowance for Loan Loss.

As previously reported, our solid capital has supported past growth opportunities and management is confident that our strategic plan to maintain a well capitalized bank will carry us through the pressures of the current economic environment.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements. Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. First Bankshares, Inc. assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

First Bankshares, Inc. and Subsidiary

Consolidated Summary Balance Sheets

(in thousands)

	Mar. 31, 2008	Mar. 31, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$5,089	$4,589	$(500)	-9.83%
Securities available-for-sale, at fair value	53,780	47,286	(6,494)	-12.08%
Loans, net	109,432	112,000	2,568	2.35%
Other assets	10,293	10,255	(38)	-0.37%

Total assets	$178,594	$174,130	(4,464)	-2.50%

Deposits
Demand	$22,375	$20,099	(2,276)	-10.17%
Savings	2,403	3,370	967	40.24%
Time	92,286	107,962	15,676	16.99%

Total deposits	117,064	131,431	14,367	12.27%
Federal funds purchased and borrowed funds	43,279	25,000	(18,279)	-42.24%
Other liabilities	1,511	1,250	(261)	-17.27%

Total liabilities	161,854	157,681	(4,173)	-2.58%

Total stockholders’ equity	16,740	16,449	(291)	-1.74%

Total liabilities and stockholders’ equity	$178,594	$174,130	(4,464)	-2.50%

Summary Statements of Income

(in thousands except for per share data)

	Quarter Ended		Increase/ (Decrease)	% Increase/ (Decrease)
	Mar. 31, 2008	Mar. 31, 2009
	(unaudited)	(unaudited)
Interest income	$2,454	$2,352	(102)	-4.16%
Interest expense	1,427	1,172	(255)	-17.87%

Net interest income	1,027	1,180	153	14.90%
Provision for loan losses	60	40	(20)	-33.33%
Net interest income after provision for loan losses	967	1,140	173	17.89%
Non interest income	420	315	(105)	-25.00%
Non interest expense	994	1,039	45	4.53%

Net income before income tax	393	416	23	5.85%
Income tax expense	133	142	9	6.77%

Net income	$260	$274	14	5.38%

Income per share, basic	$0.11	$0.12	0.01	8.75%

Key Ratios

	Mar. 31, 2008	Mar. 31, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	0.63%	0.68%	0.05%	7.94%
Return on average equity	6.18%	6.46%	0.28%	4.53%
Net interest margin	2.75%	2.76%	0.01%	0.36%
Average earning assets/total average assets	93.28%	93.67%	0.39%	0.42%
Average loans/average deposits	93.71%	87.73%	-5.98%	-6.38%
Allowance for loan losses/period end loans	0.90%	1.40%	0.50%	55.56%
Period end shareholders’ equity/period end assets	9.37%	9.45%	0.08%	0.85%
Tier two risk-based capital ratio	14.91%	15.25%	0.34%	2.28%
Efficiency ratio	80.00%	79.00%	-1.00%	-1.25%

First Bankshares, Inc. and Subsidiary

Summary Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2008	Mar. 31, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Cash and due from banks	$4,542	$4,589	$47	1.03%
Securities available-for-sale, at fair value	53,413	47,286	(6,127)	-11.47%
Loans, net	115,560	112,000	(3,560)	-3.08%
Other assets	10,644	10,255	(389)	-3.65%

Total assets	$184,159	$174,130	(10,029)	-5.45%

Deposits
Demand	$20,691	$20,099	(592)	-2.86%
Savings	2,951	3,370	419	14.20%
Time	106,643	107,962	1,319	1.24%

Total deposits	130,285	131,431	1,146	0.88%
Federal funds purchased and borrowed funds	36,011	25,000	(11,011)	-30.58%
Other liabilities	1,153	1,250	97	8.41%

Total liabilities	167,449	157,681	(9,768)	-5.83%

Total shareholders’ equity	16,710	16,449	(261)	-1.56%

Total liabilities and shareholders’ equity	$184,159	$174,130	(10,029)	-5.45%

Summary Consolidated Statements of Income (in thousands except for per share data)
	Three Months Ended
	Dec. 31, 2008	Mar. 31, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
	(unaudited)	(unaudited)
Interest income	$2,561	$2,352	$(209)	-8.16%
Interest expense	1,278	1,172	$(106)	-8.29%

Net interest income	1,283	1,180	$(103)	-8.03%
Provision for loan losses	615	40	$(575)	-93.50%
Net interest income after provision for loan losses	668	1,140	$472	70.66%
Non interest income	86	315	$229	266.28%
Non interest expense	1,013	1,039	$26	2.57%

Net income (loss) before income tax	(259)	416	$675	260.62%
Income tax benefit (expense)	90	(142)	$(232)	257.78%

Net income (loss)	$(169)	$274	$443	262.13%

Income (loss) per share, basic	$(0.07)	$0.12	$0.19	262.13%

Key Ratios
	Dec. 31, 2008	Mar. 31, 2009	Increase/ (Decrease)	% Increase/ (Decrease)
Return on average assets	-0.37%	0.68%	1.05%	283.78%
Return on average equity	-4.05%	6.46%	10.51%	259.51%
Net interest margin	2.99%	2.76%	-0.23%	-7.69%
Average earning assets/total average assets	94.07%	93.67%	-0.40%	-0.43%
Average loans/average deposits	89.21%	87.73%	-1.48%	-1.66%
Allowance for loan losses/period end loans	1.44%	1.40%	-0.04%	-2.78%
Period end shareholders’ equity/period end assets	9.17%	9.45%	0.28%	3.05%
Tier 2 risk-based capital ratio	15.02%	15.25%	0.23%	1.53%
Efficiency ratio	73.98%	79.00%	5.02%	6.79%